SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549


                                     FORM 11-K/A

ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934


For the fiscal year ended December 31, 2002

Commission File Number 0-22953


A.   Pioneer Bank, FSB Profit Sharing 401(k) Plan


B.   Pioneer Bank, FSB
     PO Box 846
     Baker City, Oregon 97814

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This amendment to the Annual Report on Form 11-K for the year ended December
31, 2002 is being filed to include a definitive copy of Exhibit 99.


Financial Statements and Exhibits
---------------------------------

(b) Exhibit 99 - Certification Pursuant to Section 906 of the Sarbanes-Oxley
                 Act of 2002




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Pioneer Bank, FSB Profit Sharing 401(k) Plan

Date: July 3, 2003              /s/Jonathan McCreary
     ------------------------   ---------------------------------------------
                                Jonathan McCreary
                                as Trustee for the Plan

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                                                                    Exhibit 99

                            CERTIFICATION PURSUANT TO
                              18 U.S.C. SECTION 1350,
                       AS ADOPTED PURSUANT TO SECTION 906
                        OF THE SARBANES-OXLEY ACT OF 2002


In connection with the Annual Report for the Pioneer Bank, FSB Profit Sharing 401(k) Plan (the "Plan") on Form 11-K for the period ended December 31, 2002, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, the undersigned, in my capacity as Vice President of Pioneer Bank, A Federal Savings Bank and Plan Administrator of the Plan, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

2. The information contained in the Report fairly presents, in all material respects, the net assets available for benefits and changes in net assets available for benefits of the Plan.

                                    /s/Anne M. Raffetto
                                    -----------------------------------
                                    Name

                                    Plan Administrator
                                    -----------------------------------
                                    Title

Dated: June 30, 2003


A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Plan and will be retained by the Plan and furnished to the Securities and Exchange Commission or its staff upon request.

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